Exhibit 10.33

Chipotle Mexican Grill, Inc.

Director Compensation Program and Stock Ownership Guidelines

Effective July 1, 2019

Set forth below is the compensation program for non-employee directors of Chipotle Mexican Grill, Inc.  Members of Chipotle’s Board of Directors who are employees of Chipotle do not receive compensation for their services as directors.

Retainer Type	Cash	Restricted Stock Units (RSUs)
Annual Director Retainer	$110,000	$150,000
Committee Chair Retainers:
Audit	$30,000
Compensation	$25,000
Nominating and Corporate Governance	$20,000
Committee Member Retainers (excluding Committee Chair):
Audit	$15,000
Compensation	$12,500
Nominating and Corporate Governance	$10,000
Lead Independent Director	$50,000

Compensation Period and Payments

Director compensation will be paid based on the directors’ one-year term of service from one annual meeting of shareholders to the next annual meeting of shareholders (i.e., from May to May) (the “compensation year”).

All cash retainers will be paid in arrears, on a pro rata basis, at the end of November and April.  No director may simultaneously receive a Committee Chair retainer and a Committee Member retainer for service on the Committee for which he or she serves as Chair.

The number of RSU’s granted to a director will be determined by dividing $150,000 by the closing stock price of Chipotle common stock on the grant date.  RSUs are granted to non-employee directors on the date of Chipotle’s annual meeting of shareholders meeting each year and vest 100% on the one-year anniversary of the grant date;  provided that, if Chipotle’s annual meeting of shareholders next occurring after a grant date occurs on a date prior to the one-year vesting date and a director does not stand for re-election at that annual meeting, the non-continuing director will be deemed to have fulfilled the continuous service requirement so long as he or she continues to serve on the Board until the date of the annual meeting next occurring after a grant date.

Changes During a Compensation Year

If a director is elected to the Board on a date that is between annual meetings, the newly elected director will receive (i) a prorated RSU award, granted on the date that is three (3) business days after the date of election, and (ii) prorated cash compensation, which will be paid in accordance with the regular director pay schedule.  Both the total grant value of the RSU and the amount of cash compensation will be prorated based on the date of the director’s election to the Board and the number of days elapsed since the annual meeting of shareholders that most recently occurred (e.g., if the annual meeting is on May 31 and a director joins on October 1, that director will receive 243/365th of the annual compensation amount).

If a director is appointed to or leaves a Committee, or assumes or relinquishes a Chair or Lead Independent Director position, on a date that is between annual meetings, his or her cash compensation will be prorated based on the effective date of the change in service and the number of days elapsed since the annual meeting of shareholders that most recently occurred.

Deferral Election

A director may elect to defer the receipt of cash compensation or defer the receipt of shares of common stock that otherwise would be issuable upon vesting of an RSU by submitting to Chipotle a deferral election in the form provided by Chipotle.  The deferral form must be received by Chipotle before the end of the calendar year immediately prior to the compensation year in which the cash compensation or RSU relates (for example, the deferral election is due before December 31, 2019 for director compensation payable for the compensation year May 2020 – May 2021).

Expense Reimbursement

Directors will be reimbursed for reasonable expenses directly incurred in connection with their service as directors, including travel and lodging expenses for meetings. Reimbursement is subject to a director providing timely substantiation of expenses pursuant to Chipotle’s expense policy.

Stock Ownership Guidelines

Directors are expected to own, within five years after being elected to the Board, shares of Chipotle common stock having a total value of five (5) times the annual cash retainer payable to non-employee directors (excluding Committee, Chair and Lead Independent Director retainers).

The following forms of equity count towards the required stock ownership guidelines:

•	shares of Chipotle common stock owned outright (including shares received upon vesting of restricted stock units)
•	unvested restricted stock
•	unvested restricted stock units
•	any cash or restricted stock units that have been deferred

The following forms of equity do not count towards the required stock ownership guidelines:

•	shares of Chipotle common stock transferred to any individual, other than the director’s spouse
•	unvested and vested stock options
•	unvested and vested stock appreciation rights
•	unearned performance shares/units